Exhibit 10.23

AMC ENTERTAINMENT HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Notice

1. Participant:	[*]

2. Type of Award:	Restricted Stock Units

3. Number of Units:	[*]

Subject to reduction to satisfy tax withholding obligations as and when due pursuant to Section 3(c) of the Restricted Stock Unit Award Agreement

4. Date of Grant:	[*]

5. Vesting:	Subject to the satisfaction of the Performance Goal, the Restricted Stock Units shall be fully vested as of the Date of Grant.

6. Settlement:	Each Restricted Stock Unit shall be convertible into one share of Class A Common Stock pursuant to Section 3 of the Restricted Stock Unit Award Agreement.

7. Performance Goal:

All of the Restricted Stock Units shall be forfeited if AMC Entertainment Holdings, Inc. (the “Company”) does not achieve cash flow from operating activities of at least $[*]for the fiscal year ending [*] (the “Performance Period”), as reported in the Company’s audited financial statements for such fiscal year.

8. Dividend Equivalents:	The Restricted Stock Units shall be entitled to dividend equivalents as set forth in Section 1 of the Restricted Stock Unit Award Agreement.

By executing this Restricted Stock Unit Award Notice, the Participant agrees and acknowledges that the Restricted Stock Units described herein are granted under and governed by the terms and conditions of the Restricted Stock Unit Award Agreement, dated as of [*], and the AMC Entertainment Holdings, Inc.  2013 Equity Incentive Plan, both of which are hereby incorporated by reference and together with this Restricted Stock Unit Award Notice constitute one document.  This Restricted Stock Unit Award Notice may be signed in counterparts, each of which shall be an original with the same effect as if signatures thereto and hereto were upon the same instrument.

PARTICIPANT		AMC ENTERTAINMENT HOLDINGS, INC.

By:		By:
	[*]	Name:
Title:

RSU Award Notice & Agreement - 162(m) Officer

AMC ENTERTAINMENT HOLDINGS, INC.

2013 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

[*]

SECTION 1.                         GRANT OF RESTRICTED STOCK UNIT AWARD.

(a)         Restricted Stock Unit Award.  AMC Entertainment Holdings, Inc. (the “Company”) hereby grants to the Participant whose name is set forth on the applicable Restricted Stock Unit Award Notice (the “Notice”) on the date set forth on such Notice (such date, the “Date of Grant”), Restricted Stock Units (the “Units”) in an amount set forth in the Notice, pursuant to the terms and conditions set forth in the Notice, this agreement (the “Agreement”) and the AMC Entertainment Holdings, Inc. 2013 Equity Incentive Plan (the “Plan”).  The Units are intended to constitute “qualified performance-based compensation” as that term is used in Section 162(m) of the Code, which Units shall be subject to the terms and conditions of Section 10 of the Plan.

(b)         No Purchase Price.  In lieu of a purchase price, this Award is made in consideration of Service previously rendered and, to be rendered, by the Participant to the Company.

(c)          Equity Incentive Plan and Defined Terms. Capitalized terms not defined herein shall have the same meaning as in the Plan.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(d)         Dividend Equivalents.  Each Unit held as of the record date for dividends or other distributions paid in respect of shares of Common Stock shall be entitled to a dividend equivalent equal to the amount paid in respect of one share of Common Stock.  During the Performance Period, such dividend equivalents shall accumulate and be paid within thirty (30) days following the date of the Committee’s certification pursuant to Section 2(b) of this Agreement.  Following the Performance Period, such dividend equivalents shall be paid on the same date the dividends or other distributions are paid in respect of the shares of Common Stock.  All rights to dividend equivalents shall be forfeited along with and to the extent the Units are forfeited.

SECTION 2.                         VESTING AND FORFEITURE; PERFORMANCE GOALS

(a)         Vesting and Forfeiture.  The Units shall be fully vested as of the Date of Grant; provided that, the Units shall be subject to forfeiture for failure to satisfy the Performance Goals as set forth in the Notice.

(b)         Performance Goals.  The Committee shall determine, in its sole discretion, and certify in writing whether and the extent to which the Performance Goal(s) set forth in the Notice were achieved with respect to the Performance Period set forth in the Notice.  Such determination and certification shall occur as soon as practicable following the receipt of the Company’s financial statements for the Performance Period set forth in the Notice.  For the avoidance of doubt, the Committee may adjust the Performance Goal(s) (including, without limitation, to prorate goals and payments for a partial plan year) pursuant to Section 10.5 of the Plan and subject to compliance with Section 162(m) of the Code.

SECTION 3.                         SETTLEMENT OF RESTRICTED STOCK UNITS

(a)         Time of Settlement.  Subject to the terms of the Plan and this Agreement, each Unit shall be settled within thirty (30) days following the third (3rd) anniversary of the Date of Grant; provided that, upon a termination of the Participant’s Service with the Company for any of the following reasons:

(i)                         termination by the Company without Cause,

(ii)                      the Participant’s death,

(iii)                   the Participant’s disability (as defined in the Company’s long term disability plan at the time of determination),

(iv)                  the Participant’s resignation with Good Reason (to the extent provided in, and as defined in, a written employment agreement with Participant), or

(v)                     the Participant’s resignation following a Change of Control (to the extent provided in, and as defined in, a written employment agreement with Participant).

each Unit shall be settled by the latter to occur of (x) sixty (60) days following such termination of Service or (y) the earlier of certification of the Performance Goal achievement or March 15 of the calendar year following the calendar year in which the Performance Period ends (such applicable settlement date, the “Settlement Date”). The Units shall be converted into an equivalent number of shares of Common Stock that will be immediately distributed to the Participant (or the Participant’s legal representative). With regard to shares of Common Stock delivered on the Settlement Date, the Company may at its election either (i) issue a certificate representing the shares, or (ii) not issue any certificate representing the shares and instead document the Participant’s interest by registering the shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form.

(b)         Delay of Settlement.  Notwithstanding Section 3(a), the Settlement Date may be delayed where the Company reasonably anticipates that the settlement of the Units will violate Federal securities laws or other applicable law; provided that the Units shall be settled at the earliest date at which the Company reasonably anticipates that the settlement will not cause such violation.  For purposes of this Section 3(b), the making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Code shall not be treated as a violation of applicable law.

(c)          Withholding Requirements.  As of the date any withholding tax is paid by the Company on behalf of the Participant with regard to the Units (a “Taxable Date”), the Company shall accelerate settlement and withhold shares of Common Stock with a Fair Market Value on the Taxable Date equal to the minimum amount of the applicable tax withholding, plus any minimum tax withholding liability incurred as a result of such acceleration; provided that, in connection with taxes owed on the Settlement Date, the Participant may elect at any time no later than five (5) business days prior to the Settlement Date to satisfy any withholding requirement by remitting to the Company an amount in cash equal to the minimum applicable tax withholding in connection with the settlement of the Units.

SECTION 4.                         MISCELLANEOUS PROVISIONS.

(a)         Securities Laws. Subject to Section 3(b), no shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met.  As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet such requirements.  The Committee may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.  The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

(b)         Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect the obligations or restrictions imposed on either the Participant or upon the shares of Common Stock issued pursuant to this Agreement.

(c)          No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(d)         Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(e)          Entire Agreement. This Agreement, the Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(f)           Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)          Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)         Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(i)             Amendment.  This Agreement shall not be amended unless such amendment is agreed to in writing by both the Participant and the Company.

(j)            Governing Law. This Agreement and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

(k)         Section 409A Compliance.  To the extent applicable, it is intended that the Units comply with the requirements of Section 409A of the Code and the Treasury Regulations and other guidance, compliance programs and other interpretive authority thereunder (“Section 409A”), and that this Agreement shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.  In the event that (i) any provision of this Agreement, (ii) the Units or any payment or transaction in respect of the Units or (iii) other action or arrangement contemplated by the provisions of this Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A, the Committee shall have the authority to take such actions and to make such changes to this Agreement as the Committee deems necessary to comply with such requirements.  No payment that constitutes deferred compensation under Section 409A that would otherwise be made under this Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A.  Notwithstanding the foregoing or anything elsewhere in this Agreement to the contrary, if the Participant is a “specified employee” as defined in Section 409A at the time of termination of Service with respect to the Units, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A, the commencement of any payments or benefits under the Units shall be deferred until the date that is six months following the Participant’s termination of Service (or, if earlier, the date of death of the Participant).  Notwithstanding anything to the contrary in this Agreement, dividend equivalents shall be paid no later than the March 15 following the calendar year during which the Participant first acquires a vested, legally binding right to receive the dividend equivalent.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A.